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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   -----------


                                  SCHEDULE 13G

                                 (RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B).

                               (AMENDMENT NO. 1)*

                           Persistence Software, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   715329 10 8
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                                 (CUSIP Number)


                                December 31, 2000
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             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 715329 10 8                 13G/A                    PAGE 1 OF 5 PAGES
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-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Christopher T. Keene
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
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                        5      SOLE VOTING POWER
  NUMBER OF                    2,782,500
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   2,782,500
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               -0-
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,782,500
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  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                            [ ]

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  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.00% (Based on 19,878,712 total shares outstanding as of
          December 31, 2000)
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          IN
-------------------------------------------------------------------------------




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CUSIP NO. 715329 10 8                13G/A                     PAGE 2 OF 5 PAGES
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ITEM 1(a). NAME OF ISSUER:

           Persistence Software, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           1720 S. Amphlett Blvd., Third Floor, San Mateo,  California 94402


ITEM 2(a). NAME OF PERSON FILING:

           Christopher T. Keene


ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           c/o Persistence Software, Inc., 1720 S. Amphlett Blvd., Third Floor, San Mateo, California 94402


ITEM 2(c). CITIZENSHIP:

           USA


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e). CUSIP NUMBER:

           715329 10 8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b) OR 13d-2(c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [ ] Bank as described in section 3(a)(6) of the Exchange Act;

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange
         Act;

     (d) [ ] Investment company registered under section 8 of the Investment Company Act;

     (e) [ ] An investment advisor in accordance with Rule 13-d(1)(b)(1)(ii)(F);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

     (h) [ ] A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940;

     (j) [ ] Group, in accordance with Rule 13d-1(b)(ii)(J).

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CUSIP NO. 715329 10 8                  13G/A                   PAGE 3 OF 5 PAGES
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ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          2,782,500, as of December 31, 2000

     (b)  Percent of Class:

          14.00% (based on 19,878,712 total shares outstanding as of December 31, 2000)

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 2,782,500

          (ii)  Shared power to vote or to direct the vote -0-

          (iii) Sole power to dispose or to direct the disposition of 2,782,500

          (iv)  Shared power to dispose or to direct the disposition of -0-

          Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable

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CUSIP NO. 715329 10 8                  13G/A                   PAGE 4 OF 5 PAGES
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ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable


ITEM 10. CERTIFICATION.

     Not Applicable
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CUSIP NO. 715329 10 8                13G/A                     PAGE 5 OF 5 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2001
                                        ----------------------------------------
                                                         Date

                                               /s/ CHRISTOPHER T. KEENE
                                        ----------------------------------------
                                                       Signature

                                                 Christopher T. Keene
                                        ----------------------------------------
                                                         Name